Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is entered into by and between Jean Clifton (“Employee”) and Dial Global, Inc. (the “Company”).

1. Employment. The Company hereby employs Employee, and Employee accepts such employment, and agrees to devote Employee’s full professional time and efforts (other than continued service in respect of a pre-existing board commitment (see Section 3(a) below) and any other such commitments authorized by the Company) to the interests of the Company upon the terms and conditions hereinafter set forth.

2. Term of Employment. Subject to the provisions for termination hereinafter provided, Employee’s term of employment by the Company shall commence on June 25, 2012 (the “Effective Date”) and shall continue in effect through the third anniversary thereof (the “Term”). If the Company desires not to extend this Agreement, it shall deliver written notice to Employee on or prior to the 90th day immediately preceding the expiration of the Term of its intention to terminate this Agreement effective on the last day of the Term. Unless otherwise terminated pursuant hereto, if Employee continues to be employed by the Company after the Term, then Employee’s employment shall be deemed to continue for an additional three-year term, subject to the above-specified termination option, but prior to the sixth anniversary. The period from the Effective Date through the date of termination, including any continuance, is hereinafter referred to as the “Employment Period”. For purposes of this Agreement, the “date of termination” shall be deemed to be the effective date of termination.

3. Services to be Rendered by Employee.

(a) During the Employment Period, Employee shall serve as the Company’s EVP, Chief Financial Officer. Employee shall perform duties as requested by the co-Chief Executive Officers, the Board of Directors (the “Board”) or the Audit Committee. Employee shall devote all of Employee’s professional time, energy and ability to the proper and efficient conduct of the Company’s business; provided, however, that Employee shall be permitted to remain on the Board of Managers of Summit Business Media, LLC (“Summit”) and any other such commitments authorized by the Company; provided that such commitments do not conflict with the interests of the Company and do not materially interference with Employee’s performance of her duties hereunder. Employee shall endeavor to promote the interests of the Company and not at any time during the Employment Period do anything which may cause or tend to be likely to cause any loss or damage to the Company in business, reputation or otherwise. Employee shall be expected to attend and contribute at all meetings of the Board.

(b) The Company may from time to time call on Employee to perform services related to the Company’s business, which may include contributing to the day-to-day management and operation of such business, as reasonably requested by the co-Chief Executive Officers, the Board or the Audit Committee.

(c) Employee acknowledges that Employee will have and owe fiduciary duties to the Company and its shareholders including, without limitation, the duties of care, confidentiality and loyalty.

Clifton

June 13, 2012

(d) EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS RECEIVED A COPY OF THE COMPANY’S SEXUAL HARASSMENT POLICIES AND PROCEDURES, CODE OF ETHICS AND CODE OF CONDUCT, AND UNDERSTANDS AND AGREES TO ABIDE BY SUCH POLICIES.

(e) Employee shall be expected to work out of the Company’s principal offices in New York City, except for one day per week during which Employee shall be permitted to work from her home office.

4. Compensation.

(a) Base Salary. For the services to be rendered by Employee during the Employment Period, the Company shall pay Employee, and Employee agrees to accept, an annual base salary (the “Base Salary”) of Four Hundred Seventy-Five Thousand Dollars ($475,000), which equates to a monthly base salary (the “Monthly Base Salary”) of Thirty-Nine Thousand Five Hundred Eighty-Three Dollars ($39,583), for the Employment Period, payable in accordance with the Company’s normal payroll practices. Employee shall be eligible for annual increases in Base Salary based on performance in the sole and absolute discretion of the Compensation Committee of the Board (the “Compensation Committee”) or its designee.

(b) Annual Bonus. Employee shall be eligible for an annual target bonus of up to fifty percent of her then annual base salary, initially Two Hundred Thirty-Seven Thousand Five Hundred Dollars ($237,500) of the Four Hundred Seventy-Five Thousand Dollars ($475,000) Base Salary listed in Section 4(a) hereof, for each calendar year. Seventy percent (70%) of such target annual bonus shall be calculated based upon the achievement of certain financial objectives as determined by the Board (which shall be the same as the financial objectives utilized in the bonus calculations for each of the co-Chief Executive Officers) and the remaining thirty percent (30%) of such annual bonus shall be calculated based upon the achievement of “Management by Objectives,” as determined by the Board (provided that the Board shall set such MBOs in consultation with the Employee). The determination of whether such objectives have been achieved for any year shall be made in the sole and absolute discretion of the Board or the Compensation Committee or its designee; provided, however, that Employee shall receive a minimum annual bonus for 2012 of no less than the pro rata portion of One Hundred Sixty-Six Thousand Two Hundred Fifty Dollars ($166,250), with such pro rata portion based on the percentage of 2012 for which Employee is employed (the “Minimum Guaranteed Bonus”) Any bonus shall be payable in accordance with the Company’s normal payroll practices and no later than April 30 following the calendar year for which the bonus, if any, is to be paid. Employee shall be eligible for a bonus for any given calendar year, pro-rated or otherwise.

(c) Equity Awards. Company management has recommended to the independent sub-Committee of the Compensation Committee (the “Sub-Committee”), and the Sub-Committee has approved, to grant to Employee on the Effective Date an award of stock options to purchase 650,000 shares of Company common stock to vest in four equal installments on each anniversary of the Effective Date, subject to the terms and conditions of the Company’s 2011 Stock Option Plan. In the future, Employee shall be eligible for incremental grants of equity compensation recommended by the co-Chief Executive Officers, subject to the approval of and in the sole and absolute discretion of the Board of Directors or its Compensation Committee or its designee. All equity compensation granted to Employee, including such awards made pursuant to this subsection hereof, shall be granted subject to the terms and conditions of the Company’s equity compensation plan under which the awards are granted, and using such form award as the Compensation Committee has approved for grants to Company employees.

Clifton

June 13, 2012

(d) Benefits. During the Employment Period, Employee shall be entitled to four (4) weeks of vacation per calendar year (pro-rated for partial years), subject to prevailing practice and/or policies of the Company in regard to vacations for its employees. Employee shall be entitled to participate in all benefits plans that may be established by the Company for employees, including senior executives, subject to the terms and conditions of such plans.

(e) Commutation Allowance. During the Employment Period, Employee shall be entitled to a commutation allowance of Twenty-Five Thousand Dollars ($25,000) per year to be utilized for travel into and from as well as accommodations in New York City (where the Company’s principal office is located). In addition, Employee shall be permitted to utilize a car service or stay in a reasonably priced hotel at the Company’s expense whenever Employee, because of business related activities, determines in her reasonable discretion that such expense should be incurred. It is further agreed that the portion of the $25,000 that is not reimbursed to Employee during the year shall be paid in a lump sum in the Employee’s final paycheck for such year.

(f) Total Compensation. Employee agrees and acknowledges by her signature hereto that the compensation set forth in this Section 4 constitutes all of the compensation payable to Employee for her services hereunder and that no other compensation shall be due to Employee hereunder except as otherwise agreed by the parties hereto.

5. Expenses. Subject to compliance by Employee with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company and communicated to you, the Company shall reimburse Employee, or cause Employee to be reimbursed, in cash for all reasonable out-of-pocket expenses and for continuing education and maintenance of certifications.

6. Termination of Employment.

(a) During the Employment Period, the Company shall have the right to terminate immediately the employment of Employee “for cause” by giving written notice thereof to Employee if any of the following has occurred, which notice shall state the circumstances or events constituting “cause”; provided, that, in the case of clauses (i) through (iii) of this Section 6(a), Employee shall be given a reasonable opportunity to cure equal to fifteen (15) days, to the extent such act or failure to act is curable:

(i) if Employee has (A) failed, refused or habitually has neglected to carry out or to perform the reasonable duties required of Employee hereunder so long as they are not unlawful and within her control or otherwise breached any material provision of this Agreement (other than Sections 7, 8 or 10 hereof, which are governed by Section 6(a)(iii) hereof), (B) willfully breached any statutory or common law duty; (C) breached Section 3(c) or 3(d) of this Agreement; or (D) violated in any material respect the Company’s internal policies or procedures;

(ii) if Employee is convicted of a felony or a crime involving moral turpitude, or enters into a plea of nolo contendere or guilty to, a felony or a crime involving moral turpitude, or if Employee has willfully engaged in conduct which would injure the reputation of the Company in any material respect or could reasonably otherwise adversely affect its interests in any material respect if Employee were retained as an employee;

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June 13, 2012

(iii) if Employee breaches any of the provisions of Sections 7, 8 or 10 hereof or breaches any of the terms or obligations of any other confidentiality agreements entered into between Employee and the Company or the Company’s Related Entities, if any, which causes damage to the Company in any material respect;

(iv) if Employee is convicted of an act of fraud or misrepresentation related to her employment with the Company, or theft or embezzlement of the Company’s assets; or

(v) if Employee engages in a conflict of interest that is not disclosed to the Board in advance of such conflict or in self-dealing.

(b) Employee’s employment with the Company shall automatically terminate (without notice to Employee’s estate) upon the death or loss of legal mental capacity of Employee.

(c) Employee’s employment with the Company shall automatically terminate if Employee becomes unable by reason of physical disability or other incapacity (as may be defined in applicable disability insurance policies) to carry out or to perform the duties required of Employee hereunder for a continuous period of ninety (90) days or for a non-continuous period of one hundred twenty (120) days in the aggregate in any twelve (12)-month period; provided, however, that Employee’s compensation during any period in which Employee is unable to perform the duties required of Employee hereunder shall be reduced in accordance with the Company’s policies and by any disability payments (excluding any reimbursements for medical expenses and the like) which Employee is entitled to receive under group or other disability insurance policies of the Company during such period.

(d) In the event of any termination of employment pursuant to Section 6, Employee (or Employee’s estate, as the case may be) shall be entitled to receive (i) any accrued, but unpaid, Base Salary prorated to the date of such termination and any unreimbursed business expenses (including such payments pursuant to the Commutation Allowance in Section 4(e)), (ii) Employee’s then current entitlement, if any, under the Company’s employee benefit plans and programs, including payment for any accrued but unused vacation in accordance with the Company’s standard policy or payment of any vested portion of the equity compensation previously awarded to Employee; (iii) to the extent such termination occurs prior to the payment thereof, the fully earned and unpaid Minimum Guaranteed Bonus for 2012, to be paid at the same time as bonuses are paid for such year to other executives; and (iv) a pro rata portion (based on the number of days in such year for which Employee was employed) of the actual annual bonus that would have been paid to you (as determined in the sole and absolute discretion of the Compensation Committee or its designee) for the year in which the termination occurs; and (v) no other compensation (except for equity compensation as expressly set forth below). The parties agree that the payments set forth in this Section 6(d) constitute all of Company’s obligations, monetary or otherwise, to Employee under the terms of this Agreement in the event of Employee’s termination pursuant to Section 6(a), 6(b) or 6(c). Additionally, if Employee is terminated pursuant to Section 6(a), all of Employee’s equity compensation (including, without limitation, any granted pursuant to this employment agreement or otherwise), vested and unvested, shall terminate and expire, except in the case of vested stock options which Employee has exercised prior to the date of termination (for the avoidance of doubt, all vested equity compensation (except for stock options which have been exercised) shall be forfeited in the event of a termination pursuant to Section 6(a)). Notwithstanding the foregoing, in the case of a termination pursuant to Section 6(e), additional payments shall be due as expressly set forth below.

Clifton

June 13, 2012

(e) The Company may terminate Employee’s employment hereunder during the Term effective at any time upon written notice to Employee. In the event that either (i) the Company terminates Employee’s employment other than pursuant to Section 6(a), 6(b) or 6(c)), or (ii) Employee elects to terminate her employment for Good Reason as expressly described in Section 6(f) below, subject in all cases to Employee executing and not revoking a waiver and general release provided to Employee by the Company in substantially the form set forth in Exhibit A attached hereto (the “Release”), the Company shall pay Employee severance pay equal to fifteen (15) months of Employee’s Monthly Base Salary, on a schedule that mirrors the Company’s then effective payroll practices; provided, however, that in the case of such termination, the six-month delay set forth in Section 17(b) shall apply to such amounts payable upon termination. For the avoidance of doubt, it is understood and agreed that notwithstanding anything contained herein to the contrary, Employee shall have no duty to mitigate in the event that Company exercises its rights pursuant to this Section 6(e)(i) or Employee exercises her rights pursuant to this Section 6(e)(ii).

(f) Provided the Company has not notified Employee that she is being terminated pursuant to Sections 6(a), 6(b) or 6(c) hereof, Employee may terminate her employment hereunder effective at any time upon written notice to the Company for Good Reason, provided that any such notice of termination for Good Reason is given to the Company within thirty (30) days after the triggering event and Company fails to cure the underlying event within fifteen (15) days. For purposes hereof, “Good Reason” shall mean the occurrence of one of the following without Employee’s consent: (i) a material change in job title or diminution of Employee’s authorities or responsibilities (it being expressly agreed that any change in the nature or scope of the Company’s assets or operations through restructurings, reorganizations, divestitures, acquisitions and the like shall not be a triggering event pursuant hereto); (ii) a diminution in her Base Salary or target annual bonus; or (iii) requiring that Employee regularly commute to a place of business outside of New York City.

(g) The Company shall provide the Release to Employee within seven (7) business days following the date of notice of termination. In order to receive the payments and benefits under Sections 6(d), 6(e) and 6(h), as applicable, Employee shall be required to sign the Release within 21 or 45 days after the date it is provided to her, as required by applicable law, and not revoke it within the seven (7) day period following the date on which it is signed. All payments delayed pursuant to the foregoing, except to the extent delayed pursuant to Section 17(b), shall be paid to Employee in a lump sum on the first Company payroll date on or following the sixtieth (60th) day after the date of termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In no event shall the Employee release the Company from any rights or benefits Employee has under the Company’s By -Laws, D&O insurance or other fiduciary policies or similar protection.

Clifton

June 13, 2012

(h) In addition, in the event of a termination by the Company (other than pursuant to Sections 6(a), 6(b) or 6(c) hereof) or a resignation by Employee pursuant to Section 6(f), subject to Employee’s (x) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health insurance plans in which Employee participated immediately prior to the date of termination (“COBRA Continuation Coverage”), and (y) continued payment of any COBRA-required premiums for such plans at the active employee rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide COBRA Continuation Coverage (including, for the avoidance of doubt, paying the premiums for such coverage) for Employee until the later of: (i) fifteen (15) months from the date of termination, (ii) Employee ceasing to be eligible under COBRA, and (iii) Employee becoming eligible for substantially similar coverage under the health insurance plan of a subsequent employer. For the avoidance of doubt, notwithstanding the foregoing, the Company will pay the “employer” portion of the COBRA-required premium until the earliest of the three dates listed in the immediate preceding sentence.

7. No Conflict of Interest; Proper Conduct. (a) During the Employment Period and for an additional period equal to the time period during which Employee is paid severance by the Company after the Employment Period, Employee will not, directly or indirectly, either individually or as a stockholder (except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held corporation whose gross assets exceed $100,000,000), investor, officer, director, member, employee, agent, trustee, associate or consultant of any Person:

(i) compete with the Company or its Related Entities in any business that provides, sells or broadcasts network and/or syndicated radio programming/services to radio stations in the United States;

(ii) employ, offer to employ or solicit employment of any employee or consultant of the Company or its Related Entities (it being agreed by the parties that engagement or employment of a consulting firm used by the Company shall not be prohibited by this sub-section); or

(iii) solicit (or assist or encourage to solicit), divert or attempt to divert any business or patronage between Affiliates, on the one hand, and the Company or its Related Entities, on the other hand, to a competitor of the Company or its Related Entities (as described in Section 7(i) above).

(b) Employee further agrees that it shall not, without the Company’s prior written consent, engage in any activity during the Employment Period that would conflict with, interfere with, impede or hamper the performance of Employee’s duties for the Company or would otherwise be prejudicial to the Company’s business interests, it being understood that Employee remaining on Summit’s Board of Manager and any other commitments authorized by the Company pursuant to Section 3(a) shall not be deemed a breach of this sentence. Employee shall not commit any act or become involved in any situation or occurrence that, in the Company’s reasonable judgment, could tend to bring Employee or the Company into public disrepute, contempt, scandal or ridicule, could provoke, insult or offend the community or any group or class thereof, or could reflect unfavorably upon the Company or any of its Sponsors or Affiliates. Employee shall comply with all applicable laws and regulations governing the Company and its business, including without limitation, regulations promulgated by the Federal Communications Commission or any other regulatory agency. The parties hereto agree that the remedy at law for any breach of Employee’s obligations under this Section 7 or Section 8 (Confidential Information and the Results of Services) of this Agreement would be inadequate and that any enforcing party shall be entitled to injunctive or other equitable relief (without bond or undertaking) in any proceeding which may be brought to enforce any provisions of this Section 7. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the Company may have.

Clifton

June 13, 2012

8. Confidential Information and the Results of Services. Employee acknowledges that the Company has established a valuable and extensive trade in the services it provides, which has been developed at considerable expense to the Company, and expects to divulge to Employee certain confidential information and trade secrets relating to the Company’s business, provide information relating to the Company’s customer base and otherwise provide Employee with the ability to injure the Company’s goodwill unless certain reasonable restrictions are imposed upon Employee which are contained in this Section 8. Employee agrees that, by virtue of the special knowledge that Employee has received and will receive from the Company, and the relationship of trust and confidence between Employee and the Company, Employee has or will have certain information and knowledge of the operations of the Company that are confidential and proprietary in nature, including, without limitation, information about Affiliates and Sponsors. Employee agrees that during the Employment Period and thereafter, Employee will not make use of or disclose, without the prior consent of the Company, Confidential Information relating to the Company or any of its Related Entities (including, without limitation, its Sponsor lists, its Affiliate/station lists, its technical systems, its contracts, its methods of operation, its business plans and opportunities, its strategic plans and its trade secrets), and further, that Employee will return to the Company at the Company’s written request all written materials in Employee’s possession embodying such Confidential Information.

9. Work for Hire. Employee agrees that any ideas, concepts, discoveries, techniques, patents, copyrights, trademarks or computer programs relating to the business or operations of the Company and its Related Entities which are developed or discovered by Employee, solely or jointly with others, during the Employment Period, shall be deemed to have been made within the scope of Employee’s employment and therefore constitute works for hire and shall automatically upon their creation become the exclusive property of the Company. Employee agrees to promptly notify and fully disclose the existence of such works to the Company. To the extent such items are not works for hire under applicable law, Employee assigns them and any and all intangible proprietary rights relating thereto to the Company in their entirety and agrees to execute any and all documents necessary or desired by the Company to reflect the Company’s ownership thereof.

10. Communications Act of 1934. Employee represents and warrants that neither Employee nor, to the best of Employee’s knowledge, information and belief, any other individual, has accepted or agreed to accept, or has paid or provided or agreed to pay or provide, any money, service or any other valuable consideration, as defined in Section 507 of the Communications Act of 1934, as amended, for the broadcast of any matter contained in programs. Employee further represents and warrants that during the Employment Period, Employee shall comply with all legal requirements set forth herein.

11. Certain Definitions. As used in this Agreement, the following capitalized terms have the meanings indicated:

Affiliates. Any Person with whom the Company has or had a contract or other arrangement to broadcast, transmit or provide programming and/or commercial inventory within the twelve (12) months prior to the applicable event and/or date.

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June 13, 2012

Confidential Information. Information obtained by Employee during the Employment Period which concerns the affairs of the Company or its Related Entities and which the Company has requested be held in confidence or could reasonably be expected to desire to be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its Related Entities and including the terms of this Agreement. Confidential Information shall include the information described in Section 8 as well as works for hire as described in Section 9 hereof; however, it shall not include information which Employee can demonstrate to be: (i) information that is at the time of receipt by Employee in the public domain, known to Employee or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of Employee; or (ii) information that at any time is received in good faith by Employee from a third party which to Employee’s knowledge was lawfully in possession of the same and had the right to disclose the same. Notwithstanding any provision to the contrary contained herein, the terms of this Agreement may be disclosed to Employee’s legal, financial and tax advisors and any members of Employee’s immediate family, which for purposes hereof shall include Employee’s spouse, parents, children, siblings, grandparents, grandchildren, mother-in-law and father-in-law.

Person. Any individual, corporation, partnership, joint venture, limited liability partnership or limited liability company, trust, unincorporated organization, association or other entity.

Related Entity or Related Entities. Any Person that directly or indirectly controls, is controlled by, or is under common control with the Company (or its successor or assign). As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Sponsor(s). Any and all client advertisers of the Company (including its subsidiaries) or its Related Entities, including, without limitation, advertisers whose commercial material is to be, is or was incorporated in any one or more of the Company’s programs or announcements, live or recorded, or pursuant to an arrangement with an affiliated station, broadcaster or transmitter of the Company’s programming.

12. Choice of Law. EXCEPT AS PREEMPTED BY FEDERAL LAW,THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

13. Arbitration. The parties hereby agree that any and all claims or controversies relating to Employee’s employment with the Company, or termination thereof, including but not limited to claims for breach of contract, tort, unlawful discrimination or harassment (including any claims arising under Title VII, the Americans with Disabilities Act, and the Age Discrimination in Employment Act), and any violation of any local, state or federal law (“Arbitrable Claims”), except for any equitable relief sought by a party, shall be resolved by arbitration in accordance with the then applicable JAMS Employment Arbitration Rules And Procedures. However, claims under applicable workers’ compensation laws or the National Labor Relations Act shall not be subject to arbitration. Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims and shall be final and binding on all parties. Unless the parties mutually agree otherwise, the arbitrator shall be selected from a panel provided by JAMS and the arbitration shall be held in New York County, New York. Any court having jurisdiction thereof may enter judgment on the award rendered by the arbitrator(s). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY OF ANY MATTERS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT, SO LONG AS THE ARBITRATOR HAS THE FULL AUTHORITY, RIGHTS, AND OPTIONS AS A JUDGE AND JURY TO AWARD RELIEF AND TAKE ALL OTHER ACTIONS CONSISTENT WITH APPLICABLE LAW. The prevailing party in any arbitration brought under the terms hereof, shall be entitled to request reimbursement of reasonable attorney’s fees and expenses.

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June 13, 2012

14. Assignment. The rights of the Company hereunder may, without the consent of Employee, be assigned by the Company to any Related Entity or successor of the Company or any entity which acquires all or substantially all of the Company’s assets. Except as provided in the preceding sentence, the Company may not assign all or any of its rights, duties or obligations hereunder without the prior written consent of Employee. This Agreement is not assignable by Employee.

15. Merger or Reorganization. In the event of any merger, consolidation, dissolution or reorganization of the Company (including but not limited to any reorganization where the Company is not the surviving or resulting entity), or any transfer of all or substantially all of the assets of the Company, the provisions of this Agreement shall inure to the benefit of and shall be binding upon the surviving or resulting partnership or the corporation (or other entity) or person(s) to which such assets shall be transferred.

16. Remedies. Except as it may elect otherwise, the Company shall have all rights, powers or remedies provided by law or equity for breach of this Agreement, it being understood and agreed that no one of them shall be considered as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy. Without limiting the generality of the foregoing, Employee agrees that, in addition to all other rights and remedies available at law or in equity, the Company shall be entitled to enforcement of this Agreement in accordance with the principles of equity (without bond or undertaking), the remedy at law being hereby agreed and acknowledged by Employee to be inadequate.

17. Section 409A of the Code.

(a) Although the Company does not guarantee the tax treatment of any particular payment or benefit, it is intended that the provisions of this Agreement provide for payments or benefits that either comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

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June 13, 2012

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination of her employment to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 17(b), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” and (ii) the date of Employee’s death. On the first day of the seventh month following the date of Employee’s “separation from service” or, if earlier, on the date of her death, all payments delayed pursuant to this Section 17(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

18. Survival. The provisions contained in Sections 7 through 19 shall survive the termination or expiration of the Employment Period and the Employee’s employment with the Company and shall be fully enforceable thereafter.

19. Miscellaneous. This Agreement supersedes all prior understandings and agreements between the parties (including the Company’s Related Entities) with respect to the subject matter hereof. This Agreement contains the entire agreement of the parties with respect to the subject matter covered hereby and may be amended, waived or terminated only by an instrument in writing executed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, successors and permitted assigns. All notices, requests, demands and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail, or overnight courier to such address listed below the parties’ respective signature lines or to such other address as notified in writing by the parties; provided, that, notices to the Company shall be addressed to the attention of the “co-Chief Executive Officers”, with a copy to the “General Counsel” (who is also located at the address listed below the Company’s signature line). Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. No provision of this Agreement shall be interpreted against any party because such party drafted such provision. Submission of this Agreement to Employee, or Employee’s agents or attorneys, for examination or signature does not constitute or imply an offer of employment, and this Agreement shall have no binding effect until execution hereof by both the Company and Employee. If either party waives a breach of this Agreement by the other party, that waiver will not operate or be construed as a waiver of any subsequent breaches. This Agreement may be executed in counterparts, including copies transmitted via facsimile or electronic mail, which together shall constitute but one and the same agreement.

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Clifton

June 13, 2012

IN WITNESS WHEREOF, this Agreement is EXECUTED as of the 13th day of June 2012 to be EFFECTIVE FOR ALL PURPOSES as of the Effective Date.

“COMPANY”

DIAL GLOBAL, INC.

By:	/s/ Spencer L. Brown
Name: Spencer L. Brown
Title: co-CEO
Address: 220 West 42nd Street New York, NY 10036

“EMPLOYEE”

/s/ Jean Clifton
Jean Clifton
Address:

Clifton

June 13, 2012

Exhibit A: General Release

I, Jean Clifton, in consideration of and subject to the performance by Dial Global, Inc., a Delaware corporation (together with its parent companies and subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of June 13, 2012 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its Affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its Affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Section 4(b) of the Agreement (other than the Accrued Obligations) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Sections 6(d), 6(e) and 6(h) of the Agreement (other than Accrued Obligations) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company (other than any as-yet-unpaid Accrued Obligations). For purposes hereof, “Accrued Obligations” means Employees’s accrued but unpaid Base Salary through the date of termination, (ii) business expenses incurred by Employee and not yet reimbursed in accordance with the terms hereof and Company policy, (iii) any benefits provided to senior executives under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein and to the extent permitted under applicable law, and (iv) any fully earned but unpaid bonus payable to Employee in respect of any fiscal year preceding termination.

2.	Except as provided in paragraph 4 below and except for the provisions of the Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date on which I execute this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, that arise out of or are connected with my employment with, or my separation or termination from, the Company (including any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

Clifton

June 13, 2012

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have pursuant to the Option Grant Agreement, by and between me and the Company, dated as of [ ][, or pursuant to the Certificate of Incorporation or Bylaws of the Company in respect of any common stock of the Company I hold,][1] or any other matter which relates solely to my equity interests in the Company (i.e., in my capacity as an optionholder or stockholder). In addition, I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I sue the Company or any of the other Released Parties in respect of any matter released by this General Release (including any Claim), I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

[1]	To be included only if Employee has exercised stock options.

Clifton

June 13, 2012

8.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

9.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

10.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE, INCLUDING THE 21-DAY PERIOD REQUIRED BY THE ADEA. I UNDERSTAND THAT I MAY EXECUTE THIS GENERAL RELEASE LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY, BUT AGREE THAT SUCH EXECUTION WILL REPRESENT MY KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD.

(f)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

Clifton

June 13, 2012

(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
Jean Clifton

Clifton

June 13, 2012